[Letterhead - Davis & Co., CPA's, P.C.]

November 2, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


     Re:            Immune Response, Inc.
     SEC File No.:  33-17922-C


Ladies and Gentlemen:

Relative to the change in auditors, we have read the statements made by Immune Response, Inc. We understand that these statements are being filed with the Commission, pursuant to Item 4 of the Company's Form 8-K report dated November 2, 1999. We agree with the statements concerning our firm in such Form 8-K.

Sincerely,

DAVIS & CO., CPA's, P.C.


/s/ Carol A. Davis
Carol A. Davis
Certified Public Accountant

cc:  Immune Response, Inc. - Joseph W. Hovorka